                                                                    EXHIBIT 11.1

ON ASSIGNMENT, INC.
STATEMENT OF COMPUTATION OF NET EARNINGS PER
COMMON AND COMMON EQUIVALENT SHARES (UNAUDITED)
- - --------------------------------------------------------------------------------

                                                              Three Months Ended
                                                                  March 31,
                                                       ----------          ----------
                                                          1996                1995
                                                       ----------          ----------
Net income used to compute primary and
   fully diluted earnings per share                    $  858,000          $  842,000
                                                       ==========          ==========

Weighted average number of shares outstanding           5,057,000           4,935,000

Dilutive effect of stock options and warrants             371,000             273,000
                                                       ----------          ----------

Number of shares used to compute primary
   and fully diluted earnings per share                 5,428,000           5,208,000
                                                       ==========          ==========

Net earnings per share                                 $     0.16          $     0.16
                                                       ==========          ==========


                                       15